Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of The Dress Barn, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” as of July 31, 2005) and management’s report on the effectiveness of internal control over financial reporting dated October 11, 2006, appearing in the Annual Report on Form 10-K of The Dress Barn, Inc. for the year ended July 29, 2006.

/s/ Deloitte & Touche LLP

New York, New York
November 7, 2006